Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 28, 2014, relating to the MYOS Corporation audited consolidated financial statements for the years ended December 31, 2013 and 2012 and for the period April 11, 2007 (inception date) to December 31, 2013, which appears in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in such Registration Statement.

/s/ Seligson & Giannattasio, LLP
White Plains, New York
April 25, 2014